MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC UPDATE FOLLOWING JAPAN EARTHQUAKE

St. Peters, MO, March 15, 2011 –MEMC Electronic Materials, Inc. (NYSE: WFR) today provided an update on the status of its employees and facility in Utsunomiya, Japan following the 9.0 magnitude earthquake that occurred on March 11.

MEMC employees at the Utsunomiya facility, which is approximately 130 miles from Sendai, were safely evacuated following the earthquake, and no injuries were reported. Operations at the facility remain suspended pending the conclusion of building and equipment safety inspections and an analysis of potential damage. As a result, MEMC expects that shipments from this facility will be delayed over the near term.

MEMC has a network of 12 manufacturing facilities around the world. The Utsunomiya facility is one of eight that manufacture semiconductor wafers, and one of three that engages in the slicing and polishing (“wafering”) of 300 millimeter (mm) wafers for the semiconductor industry. The facility also engages in wafering a small volume of 200mm wafers.  The facility does not grow the semiconductor crystals for which it provides wafering.

The company is currently conducting inspections and assessing the impact to production and shipments from the Utsunomiya facility, and expects to provide additional updates as information becomes available.

About MEMC
MEMC is a global leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com ..

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that the company expects that shipments from the Utsunomiya facility will be delayed over the near term. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include additional earthquakes or aftershocks; damage to Japanese customers or suppliers; damage to transportation and logistical infrastructure that could increase shipping costs or cause delays in receiving materials and equipment or delays in the shipment of wafers; delays or interruptions in bring the facility back online; changes in the availability, cost or quality of insurance coverage; changes in general economic and financial market conditions; and the impact of foreign currency fluctuations, and other risks described in MEMC’s filings with the Securities and Exchange Commission, including its Form 10-K for the 2010 fiscal year.  These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Steve O’Rourke
Chief Strategy Officer
(636) 474-5243

Mark Murphy
Chief Financial Officer
(636) 474-5338